Exhibit 10.1

Frezer, Inc.
936A Beachland Boulevard, Suite 13
Vero Beach, Florida 32963

Strictly Private and Confidential

November 7, 2007

Mr. Peter B. Williamson
Chairman of the Board
Breakthrough Venture Corp.
122 Sherbourne Street
Toronto, Ontario M5A 2R4
Canada

Re: Letter of Intent

Dear Mr. Williamson:

Further to our recent discussions, this letter of intent (“LOI”) summarizes the terms upon which Frezer, Inc. (“FRZR”) intends to combine with Breakthrough Venture Corp. (“Breakthrough”) either through a merger between Breakthrough and a wholly owned subsidiary of FRZR, or an exchange of shares of stock of Breakthrough for shares of common stock, par value $0.001 per share (“Common Stock”) of FRZR (the “Merger”). The parties intend to begin preparation of agreements necessary for the Merger (“Definitive Agreements”) in accordance with the following terms:

1.
Merger. At closing of the Merger (“Closing”), FRZR will issue restricted shares of its convertible preferred stock to the existing stockholders of Breakthrough (“Existing Holders”). The preferred shares will be convertible into shares of FRZR’s common stock (“Conversion Shares”) and shall have the right to vote along with the common stock, on an as-converted basis, on all matters on which the common stock is entitled to vote. The Conversion Shares issued to the Existing Holders, in the aggregate, together with any outstanding options, warrants and other convertible securities (“Securities”) of Breakthrough that are assumed by FRZR in connection with the Merger, along with any securities issued to investors in the private placement offering (“Offering”), will represent 96% of the issued and outstanding shares of common stock of FRZR on a fully diluted and as-converted basis following the Merger. The parties acknowledge that the structure will be designed to satisfy Breakthrough’s desire to remain a Canadian controlled company for tax purposes.

The Merger Agreement will contain warranties, representations, covenants and conditions as are customary for transactions of this nature, including indemnification from AAAA for six months following closing to the extent of the reverse merger fee, subject to a “basket” as to which no claim can be made until all such claims for indemnification exceed $75,000.

2.
Private Placement. A condition to Closing will be the completion of a private placement of securities raising gross proceeds of at least $14 million on terms substantially in accordance with the terms described in the attached Schedule A (the “Offering”). Breakthrough will engage BBBB as its exclusive placement agent for the Offering in the manner described on Schedule A. The parties desire the Offering to be completed no later than March 15, 2008.

3.
Consultant. At Closing, David J. Levenson will be issued a number of shares of restricted common stock of FRZR equal to 0.4% of the fully-diluted common stock of FRZR post-Closing.  For purposes of clarity, the shareholders of Breakthrough immediately prior to the Closing, along with new investors in the Offering, will hold 96% of the fully-diluted common stock of FRZR post-Closing, the stockholders of FRZR immediately prior to the Closing will hold 3.6% of the fully-diluted common stock of FRZR post-Closing, and David J. Levenson will hold 0.4% of the fully-diluted common stock of FRZR post-Closing.

In addition, Mr. Levenson will receive a $37,500 consulting fee from CCCC.

4.
Audit. A condition to Closing will be that Breakthrough shall have delivered the balance sheet as of the end of the last fiscal year and the related statements of operations, shareholders' equity and cash flows for the last two fiscal years ended October 31, 2007, audited by an accounting firm which is registered with the U.S. Public Company Accounting Oversight Board (“PCAOB”) (“Accountant"), and the reviewed interim financial statements for the three months ended January 31, 2008, with all such statements having been prepared in accordance with U.S. generally accepted accounting principles, SEC rules and regulations, (collectively, the “Financial Statements”);

5.
Registration. DDDD, Kevin R. Keating and Garisch Financial, Inc. (collectively, the “Current FRZR Holders”) will receive piggyback registration rights with respect to all FRZR common stock owned by them as a condition to the Merger. Even if registered, the shares held DDDD would be subject to a lock-up permitting sale starting six months after the effectiveness of the registration statement with respect to shares underlying securities issued in the Financing

6.
Additional Conditions. All necessary consents of third parties will be obtained prior to Closing. Definitive Agreements will contain customary representations, warranties and covenants. The board of directors of FRZR and the board of directors and shareholders of Breakthrough shall have approved the Definitive Agreements. The parties desire Closing to be completed no later than March 15, 2008.

7.	Additional Agreements.

a.
Board Seat. Breakthrough agrees to use its best efforts to include on its Board for a period of one (1) year following the Closing a person designated by DDDD, which designee shall be subject to the reasonable consent of the management of Breakthrough. At Closing, Breakthrough will deliver voting agreements on behalf of current Breakthrough shareholders who will represent more than 50% of the outstanding voting stock of FRZR following the Merger agreeing to vote for person designated by DDDD.

b.
After Market Support. Breakthrough agrees to engage EEEE, a wholly-owned subsidiary of CCCC, to provide a comprehensive investor relations and after market support program (including development and execution of a plan for a NASDAQ listing) for a term of twelve (12) months following the Closing, or until such time as Breakthrough becomes listed on NASDAQ. Professional fees for these services are $10,000 per month payable quarterly in advance during the term. EEEE professional fees and $240,000 for third-party expenses in connection with after market support campaigns will be escrowed at Closing of the Merger and the Offering. All third-party expenses will be subject to approval in advance by Breakthrough.

8.
No-Shop. In consideration of the expense and effort that will be expended by FRZR and Breakthrough in due diligence and the negotiation of the Definitive Agreements, neither Breakthrough nor its affiliates will, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to a transaction of the type set forth herein or any other potential merger, acquisition, sale or financing transaction (other than the Offering to take place prior to the Closing) until the earlier to occur of: (i) March 31, 2008, if and only if the Offering has not been completed prior to March 31, 2008, (ii) the Closing, or (iii) the date on which FRZR and Breakthrough mutually agree in writing to discontinue negotiations. Neither FRZR, AAAA, nor DDDD, nor any of their officers, directors, employees, stockholders, advisors, representatives or affiliates will enter into or continue any negotiations or discussions with other parties relating to a reverse acquisition or reverse merger transaction involving FRZR until the earlier to occur of: (i) March 31, 2008, if and only if the Offering has not been completed prior to March 31, 2008, (ii) the Closing, or (iii) the date on which FRZR and Breakthrough mutually agree in writing to discontinue negotiations.

9.
Definitive Agreements; Consents. FRZR and Breakthrough shall negotiate in good faith to arrive at mutually acceptable Definitive Agreements for approval, execution and delivery on the earliest practicable date. The parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals, if any, from third parties or governmental entities, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution and consummation of the Definitive Agreements.

10.
Confidentiality. The parties each covenant and agree that, except as consented to by the parties, neither they nor any of their respective officers, directors, employees, agents or representatives will disclose any confidential information of the other to any third party, except (i) as required by law or regulation (including applicable securities regulations) or (ii) to a party’s accountants, lawyers, employees, advisors and representatives in connection with evaluating whether to proceed with negotiating and closing the transactions contemplated herein or (iii) in connection with obtaining consents required by the Definitive Agreements. All confidential information will be returned to the other party if the Merger or Offering are not completed. Neither party will make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transactions described herein. Notwithstanding the foregoing, the parties acknowledge that FRZR will prepare and file a Current Report on Form 8-K to report the execution of this LOI.

11.
Costs. Each party shall be responsible for and bear all of their own costs and expenses incurred in connection with the proposed transaction. Breakthrough will pay CCCC an advisory fee of $500,000 for advisory services rendered to FRZR in connection with the Merger (“Advisory Fee”). A non-refundable due diligence fee of $25,000 is payable upon signing this LOI. The balance of $475,000 shall be payable at the Closing of the Merger. In addition, Breakthrough shall be responsible for completing a Kroll background check on Breakthrough and its two principal officers.

12.
No Material Changes in Business. From and after the date of this LOI until the earliest to occur of the termination of this LOI, March 31, 2008, or the date of execution of the Definitive Agreements, the parties will use commercially reasonable efforts to maintain their respective businesses in accordance with customary practices and otherwise to conduct their respective businesses in the ordinary course in the manner in which it has heretofore been conducted and to preserve their business relationships with customers, suppliers and content providers. During such time, Breakthrough shall notify FRZR of any action outside the ordinary course of business or any commitment involving more than $20,000. FRZR shall notify Breakthrough of any action outside the ordinary course of business or any commitment involving more than $20,000.

13.
Binding Nature of Letter. Sections 1-6 of this LOI (the “Non-Binding Provisions”) reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between the parties. No party to this LOI shall have any liability to any other party based upon, arising from, or relating to the Non-Binding Provisions. Sections 7-12 of this LOI (the “Binding Provisions”) shall constitute the legally binding and enforceable agreement of the parties (in recognition of the significant costs to be borne by the parties in pursuing the transactions set forth herein). The Binding Provisions (along with the rest of this LOI) may be terminated (i) by mutual written consent of both parties; or (ii) upon written notice by either party to the other if the Definitive Agreements have not been executed by December 31, 2007, provided, however, that the termination of the Binding Provisions shall not affect the liability for breach of any of the Binding Provisions prior to the termination.

14.
Counterparts, etc. This LOI may be executed in separate counterparts, none of which need to contain all the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. The Binding Provisions may only be amended in writing signed by both parties. The Binding Provisions reflect the entire agreement among the parties with respect to the subject matter thereof. This LOI may not be assigned. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original. This LOI shall be governed by the internal laws of the State of Colorado. Any dispute arising hereunder shall be resolved through binding arbitration to be held in Denver, Colorado in accordance with the international rules of the American Arbitration Association.

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If you are in agreement with the foregoing as a basis for negotiating Definitive Agreements between us with respect to the matters set forth herein, please return a signed copy of this LOI to the undersigned no later than November 7, 2007, after which time this LOI will expire if not so accepted.

Sincerely,

Frezer, Inc.

By:	/s/ Kevin R. Keating
Kevin R. Keating, President

ACCEPTED AND AGREED:

Breakthrough Venture Corp.

By:	/s/ Peter B. Williamson
Peter B. Williamson, Chairman of the Board

SCHEDULE A

TERMS OF OFFERING

Issuer:	Frezer, Inc. (“Frezer).

Exclusive Placement Agent:
BBBB, operating on a “best efforts” basis, Placement Agent Agreement (“Placement Agreement”) to be entered into on or before November 23, 2007, with Frezer and Breakthrough Venture Corp. (“Breakthrough”).

Amount to be Raised:	$14 million.

Securities to be Issued:
Investment units (the “Units”) of common stock and warrants (or preferred stock equivalents automatically convertible into common stock and warrants). Investors will receive 50% warrant coverage at an exercise price of 125% of the unit offering price. See Schedule B for a post-offering and reverse merger capitalization table on a fully-diluted basis.

Pre-Money Valuation:	$37 million.

Warrants:
The Warrants will be exercisable, in whole or in part, at an exercise price equal to 125% of the offering price. The Warrants may be exercised at any time beginning on the date of issuance and ending on the fifth anniversary of the final closing of the Offering.

Forced Exercise:
Breakthrough will have the right to require the Warrant holder to exercise the Warrant if the common stock is quoted on the NASDAQ Capital market and, for a period of 20 consecutive trading days, the closing bid price of the common stock has been above $1.50 per share and the daily trading volume has been at least 200,000 shares, in each case on each of the 20 consecutive trading days.

Offering Materials:	Private Placement Memorandum including all “Form 10 Information” as defined by SEC rules.

Compensation:
The Placement Agent shall receive (i) 7% of the gross proceeds raised in the Offering, (ii) a non-accountable expense allowance (“Allowance”) of 2% of the gross proceeds raised in the Offering, including a $25,000 non-refundable advance against the Allowance upon signing the Placement Agreement, and (iii) five-year cashless, non-redeemable warrants to purchase 10% of the number of shares of common stock sold in the Offering (excluding any common stock underlying the warrants included as part of the Offering) at an exercise price equal to 125% of the offering price, sold for a nominal price (“Agent Warrants”).

Registration:
Frezer will, and Breakthrough will cause Frezer, to register for resale on a registration statement (“Registration Statement”) to be filed with the SEC within thirty days following the Closing (the “Filing Deadline”): (i) the shares of its common stock sold in the Offering (“Common Stock”), and (ii) the shares of its common stock underlying the warrants issued in the Offering (“Equity Warrants”). The Registration Statement will be declared effective by the SEC within 120 days after the Closing (the “Effectiveness Deadline”). In the event the Registration Statement is not filed or declared effective in a timely manner, Breakthrough and Frezer will be required to pay customary penalties to investors in the Offering as described below. The Effectiveness Deadline can be extended for up to an additional 60 days solely as a result of responding to comments from the Securities and Exchange Commission relating to SEC Rule 415.

Registration Penalties:
If the Registration Statement is not filed by the Filing Deadline or does not become effective by the Effectiveness Deadline, Breakthrough will be required to pay Investors in cash an amount equal to 1% of the purchase price of each Unit held by Investors on such Filing Deadline, Effectiveness Deadline, as applicable, and for every 30 day period (or part) thereafter, in each case until cured (“Registration Delay Payments”), provided that the Registration Delay Payments shall not exceed 10% of the purchase price of the Offering. In the event that the Registration Delay Payments are not made in a timely manner, such Registration Delay Payments shall bear interest at a rate of 1.5% per month (or the highest amount permitted by law, if lower) until paid in full.